BY-LAWS

OF

CARLYLE ALPINVEST PRIVATE MARKETS SECONDARIES FUND

(a Delaware Statutory Trust)

January 30, 2025

ARTICLE I

DEFINITIONS

Section 1.1. Definitions. The terms “By-Laws,” “1940 Act,” “Class,” “Delaware Act,” “Shareholder,” “Shares,” “Trust,” “Trustees,” and “Trust Property,” have the meanings given them in the Agreement and Declaration of Trust (the “Declaration”) of Carlyle AlpInvest Private Markets Secondaries Fund dated January 30, 2025, as amended from time to time.

ARTICLE II

OFFICES AND SEAL

Section 2.1. Principal Office. The principal office of the Trust shall be located in New York, NY. The Trustees shall fix and, from time to time, may change the location of the principal executive office of the Trust at any place within or outside the State of Delaware.

Section 2.2. Delaware Officer. The Trustees shall establish a registered office in the State of Delaware and shall appoint as the Trust’s registered agent for service of process in the State of Delaware an individual resident of the State of Delaware or a Delaware corporation or a corporation authorized to transact business in the State of Delaware; in each case the business office of such registered agent for service of process shall be identical with the registered Delaware office of the Trust.

Section 2.3. Other Offices. The Trust may establish and maintain such other offices and places of business within or without the State of New York as the Trustees may from time to time determine. The Trustees may at any time establish branch or subordinate offices at any place or places where the Trust intends to do business.

ARTICLE III

SHAREHOLDERS

Section 3.1. Meetings. No annual meetings of the Shareholders are required to be held. A Shareholders’ meeting for the election of Trustees and the transaction of other proper business may be held when authorized or required by the Declaration.

Section 3.2. Place of Meeting. All Shareholders’ meetings shall be held at such place and time designated by the Trustees pursuant to the Declaration (or may be held virtually to the extent designated by the Trustees).

Section 3.3. Notice of Meetings. Notice of all Shareholders’ meetings, stating the time, place and purpose of the meeting, shall be given by the Secretary or an Assistant Secretary of the Trust by mail or, to the extent permitted by law, by electronic mail (“e-mail”) or other electronic transmission, as defined in the Delaware Act, to each Shareholder entitled to notice of and to vote at such meeting at his or her address of record on the register of the Trust or e-mail address or other address for electronic transmissions, if available. If no such address appears on the Trust’s books or is given, notice shall be deemed to have been given if sent to that Shareholder by mail or, to the extent permitted by law, by e-mail or other electronic transmission, as defined in the Delaware Act, to the Trust’s principal office. Such notice shall be given at least seven days and not more than one hundred and twenty (120) days before the meeting. Such notice shall be deemed to be given when deposited in the United States mail, with postage thereon prepaid, or sent by e-mail or other electronic transmission, as applicable. Any adjourned meeting may be held as adjourned without further notice. No notice need be given (a) to any Shareholder if a written waiver of notice, executed before or after the meeting by such Shareholder or his or her attorney thereunto duly authorized, is filed with the records of the meeting, or (b) to any Shareholder who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

If any notice addressed to a Shareholder at the address of that Shareholder appearing on the books of the Trust is returned to the Trust marked to indicate that the notice to the Shareholder cannot be delivered at that address, all future notices or reports shall be deemed to have been duly given without further mailing, or substantial equivalent thereof, if such notices shall be available to the Shareholder on written demand of the Shareholder at the principal executive office of the Trust for a period of one year from the date of the giving of the notice.

Section 3.4. Shareholders Entitled to Vote. If, pursuant to Section 3.9 hereof, a record date has been fixed for the determination of Shareholders entitled to notice of and to vote at any Shareholders’ meeting, each Shareholder of the Trust entitled to vote in accordance with the applicable provisions of the Declaration, shall be entitled to vote, in person or by proxy, each Share or fraction thereof standing in his or her name on the register of the Trust at the time of determining net asset value on such record date. If the Declaration or the 1940 Act requires that Shares be voted by series or Class, each Shareholder shall only be entitled to vote, in person or by proxy, each Share or fraction thereof of such series or Class standing in his or her name on the register of the Trust at the time of determining net asset value on such record date. If no record date has been fixed for the determination of Shareholders entitled to notice of and to vote at a Shareholders’ meeting, such record date shall be at the close of business on the day on which notice of the meeting is mailed or sent by e-mail or other electronic transmission, as applicable, or, if notice is waived by all Shareholders, at the close of business on the tenth day next preceding the day on which the meeting is held.

Section 3.5. Quorum. The presence at any Shareholders’ meeting shall be determined in accordance with the Declaration.

Section 3.6. Adjournment. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned or postponed, without setting a new record date, for any lawful purpose by a majority of the votes properly cast upon the question of adjourning or postponing a meeting to another date and time provided that no meeting shall be adjourned or postponed for more than six (6) months beyond the originally scheduled meeting date. In addition, any meeting of Shareholders, whether or not a quorum is present, may be adjourned or postponed, without setting a new record date, by, or upon the authority of, the chair of the meeting or the Trustees to another date and time provided that no meeting shall be adjourned or postponed for more than six months beyond the originally scheduled meeting date.

Section 3.7. Proxies. Shares may be voted in person or by proxy. Any Shareholder may give authorization by telephone, facsimile, or by electronic transmission for another person to execute his or her proxy. When any Share is held jointly by several persons, any one of them may vote at any meeting, in person or by proxy, in respect of such Share unless at or prior to exercise of the vote, the Trustees receive a specific written notice to the contrary from any one of them. If more than one such joint owners shall be present at such meeting, in person or by proxy, and such joint owners or their proxies so present disagree as to any vote cast, such vote shall not be received in respect of such Share. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Unless otherwise specifically limited by their terms, proxies shall entitle the holder thereof to vote at any adjournment of a meeting.

Outstanding Shares represented in person or by proxy (including Shares which abstain or do not vote with respect to one or more of any proposals presented for Shareholder approval) will be counted for purposes of determining whether a quorum is present at a meeting. Abstentions will be treated as Shares that are present and entitled to vote for purposes of determining the number of Shares that are present and entitled to vote with respect to any particular proposal, but will not be counted as a vote in favor of such proposal. If a broker or nominee holding Shares in “street name” indicates on the proxy that it does not have discretionary authority to vote as to a particular proposal, those Shares will not be considered as present and entitled to vote with respect to such proposal.

Section 3.8. Inspection of List of Shareholders. To the fullest extent permitted by law, no Shareholder shall have any right to inspect any account, book or document of the Trust (including, for the avoidance of doubt, any list of the Trust’s Shareholders) that is not publicly available, except as conferred by the Trustees. The foregoing shall replace and restrict any default rights that a Shareholder might otherwise be entitled to under Section 3819 of the Delaware Act or otherwise.

Section 3.9. Record Dates. The Trustees may fix in advance a date as a record date for the purpose of determining the Shareholders who are entitled to notice of and to vote at any meeting or any adjournment thereof, or to express consent in writing (including by electronic transmission) without a meeting to any action of the Trustees, or who shall receive payment of any dividend or of any other distribution, or for the purpose of any other lawful action, provided that such record date shall be not more than 120 days before the date on which the particular action requiring such determination of Shareholders is to be taken. In such case, subject to the provisions of Section 3.4, each eligible Shareholder of record on such record date shall be entitled to notice of, and to vote at, such meeting or adjournment, or to express such consent, or to receive payment of such dividend or distribution or to take such other action, as the case may be, notwithstanding any transfer of Shares on the register of the Trust after the record date.

ARTICLE IV

MEETINGS OF TRUSTEES

Section 4.1. Regular Meetings. The Trustees from time to time shall provide by resolution for the holding of regular meetings for the election of officers and the transaction of other proper business and shall fix the place and time for such meetings to be held within or outside the State of New York (or may be held virtually to the extent designated by the Trustees).

Section 4.2. Special Meetings. Special meetings of the Trustees shall be held whenever called by the Chair of the Board of Trustees of the Trust (the “Board”), the President (or, in the absence or disability of the President, by any Vice President), the Treasurer, the Secretary or two or more Trustees, at the time and place within or outside the State of New York specified in the respective notices or waivers of notice of such meetings.

Section 4.3. Notice. No notice of regular meetings of the Trustees shall be required except as required by the 1940 Act. Notice of each special meeting shall be mailed to each Trustee, at the Trustee’s residence or usual place of business, at least two (2) days before the day of the meeting, or shall be directed to the Trustee at such place by telegraph, telecopy or cable, or shall be sent to the Trustee’s usual or last known e-mail address or other address for electronic transmissions by e-mail or other electronic transmission, as applicable, or be delivered to the Trustee personally, at least twenty-four hours before the meeting. Any oral notice given personally or by telephone may be communicated either to the Trustee or to a person at the office of the Trustee who the person giving the notice has reason to believe will promptly communicate it to the Trustee. Every such notice shall state the time and place of the meeting but need not state the purposes thereof, except as otherwise expressly provided by these By-Laws or by statute. No notice of adjournment of a meeting of the Trustees to another time or place need be given if such time and place are announced at such meeting.

Section 4.4. Waiver of Notice. Notice of a meeting need not be given to any Trustee if a written waiver of notice, executed by him or her before or after the meeting, is filed with the records of the meeting, or to any Trustee who attends the meeting without protesting prior thereto or at its commencement the lack of notice to him or her. A waiver of notice need not specify the purposes of the meeting.

Section 4.5. Adjournment and Voting. At all meetings of the Trustees, a majority of the Trustees present, whether or not constituting a quorum, may adjourn the meeting, from time to time. The action of a majority of the Trustees present at a meeting at which a quorum is present shall be the action of the Trustees unless the concurrence of a greater proportion is required for such action by law, by the Declaration or by these By-Laws.

Section 4.6. Compensation. Each Trustee may receive such remuneration for his or her services as such as shall consistent with the 1940 Act.

Section 4.7. Quorum. At any meeting of the Trustees a majority of the Trustees then in office shall constitute a quorum.

Section 4.8. Action Without a Meeting. Pursuant to the applicable provisions of the Declaration and Section 3806 of the Delaware Act, the Trustees may take any action required or permitted to be taken at any meeting of the Trustees or by any committee thereof without a meeting, if (i) a consent thereto is given in writing (including by electronic transmission) by a majority of the Trustees or Members of such committee, as the case may be, and (ii) such consent is filed with the records of the meetings. Consistent with the Declaration and Section 3806 of the Delaware Act, a consent given by electronic transmission by a Trustee or by a person or persons authorized to act for a Trustee shall be deemed to be written and signed.

ARTICLE V

COMMITTEES

Section 5.1. Committees of Trustees. The Trustees may by resolution designate one or more committees, each consisting of two (2) or more Trustees, to serve at the pleasure of the Trustees. The Trustees may designate one or more Trustees as alternate members of any committee who may replace any absent member at any meeting of the committee. Any committee to the extent provided in the resolution of the Trustees, shall have the authority of the Trustees, except with respect to:

(a)      the approval of any action which under applicable law requires approval by a majority of the entire authorized number of Trustees or certain Trustees;

(b)      the filling of vacancies of Trustees;

(c)      the amendment or termination of the Declaration or any series or Class or amendment of the By-Laws or the adoption of new By-Laws;

(d)      the amendment or repeal of any resolution of the Trustees which by its express terms is not so amendable or repealable;

(e)      a distribution to the Shareholders of the Trust, except at a rate or in a periodic amount or within a designated range determined by the Trustees; or

(f)       the appointment of any other committees of the Trustees or the members of such new committees.

Section 5.2. Quorum; Voting. Except as provided below or as otherwise specifically provided in the resolutions constituting a committee of the Trustees and providing for the conduct of its meetings, a majority of the members of any committee of the Trustees shall constitute a quorum for the transaction of business, and any action of such a committee may be taken at a meeting by a vote of a majority of the members present (a quorum being present) or evidenced by one or more writings signed by such a majority.

Section 5.3. Meetings and Action of Committees. Meetings and action of committees shall be governed by and held and taken in accordance with the provisions of Article IV of these By-Laws, with such changes in the context thereof as are necessary to substitute the committee and its members for the Trustees generally, except that the time of regular meetings of committees may be determined either by resolution of the Trustees or by resolution of the committee. Special meetings of committees may also be called by resolution of the Trustees. Alternate members shall be given notice of meetings of committees and shall have the right to attend all meetings of committees. The Trustees may adopt rules for the governance of any committee not inconsistent with the provisions of these By-Laws.

ARTICLE VI

CHAIR OF THE BOARD; OFFICERS

Section 6.1. General. The Board may designate a Chair of the Board. The Chair of the Board shall not, by virtue of such designation, be considered an officer of the Trust. The designated officers of the Trust may include a President, a Secretary, a Treasurer, a Chief Compliance Officer, one or more Vice Presidents (one or more of whom may be Executive Vice Presidents), one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of Section 6.11 of this Article VI.

Section 6.2. Election, Term of Office and Qualifications. The Chair of the Board and the designated officers of the Trust (except those appointed pursuant to Section 6.11), if any, shall be elected by the Trustees at any regular or special meeting of the Trustees. Except as provided in Sections 6.3 and 6.4 of this Article VI, the Chair of the Board and the officers elected by the Trustees each shall hold office until their respective successors shall have been chosen and qualified. Any two such positions, except those of the President and a Vice President, may be held by the same person, but no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument be required by law, the Declaration or these By-Laws to be executed, acknowledged or verified by any two or more officers. The Chair of the Board shall be selected from among the Trustees and may hold such position only so long as he or she continues to be a Trustee. Any Trustee or officer may be but need not be a Shareholder of the Trust.

Section 6.3. Resignations and Removals. The Chair of the Board or any officer may resign his or her position at any time by delivering a written resignation to the Trustees, the President, the Secretary or any Assistant Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any person may be removed from such position with or without cause by the vote of a majority of the Trustees at any regular meeting or any special meeting. Except to the extent expressly provided in a written agreement with the Trust, no person resigning and no person removed shall have any right to any compensation for any period following his or her resignation or removal or any right to damages on account of such removal.

Section 6.4. Vacancies and Newly Created Offices. If any vacancy shall occur in any office by reason of death, resignation, removal, disqualification or other cause, or if any new office shall be created, such vacancies or newly created offices may be filled by the Trustees at any regular or special meeting or, in the case of any office created pursuant to Section 6.11 of this Article VI, by any officer upon whom such power shall have been conferred by the Trustees.

Section 6.5. Chair of the Board. The Chair of the Board shall preside at all meetings of the Trustees and shall be ex officio a member of all committees of the Trustees, except the Audit Committee, the Nominating and Governance Committee and the Contract Committee, on which he or she may serve as a member if appointed. The Chair of the Board may be the chief executive officer of the Trust. Subject to the supervision of the Trustees, if the Chair is the chief executive officer, he or she shall have general charge of the business of the Trust, the Trust Property and the officers, employees and agents of the Trust. He or she shall have such other powers and perform such other duties as may be assigned to him or her from time to time by the Trustees.

Section 6.6. President. The Trustees may, from time to time, designate and elect a President. The President shall be the chief operating officer of the Trust and may be the chief executive officer of the Trust. At the request of or in the absence or disability of the Chair of the Board, the President shall in general exercise the powers and perform the duties of the Chair of the Board. Subject to the supervision of the Trustees and such direction and control as the Chair of the Board may exercise, he or she shall have general charge of the operations of the Trust and its officers, employees and agents. In addition, subject to the supervision of the Trustees, if the Chair also is the chief executive officer, he or she also shall have general charge of the business of the Trust and the Trust Property. He or she shall exercise such other powers and perform such other duties as from time to time may be assigned to him or her by the Trustees.

Section 6.7. Vice President. The Trustees may, from time to time, designate and elect one or more Vice Presidents who shall have such powers and perform such duties as from time to time may be assigned to them by the Trustees or the President. At the request or in the absence or disability of the President, the Vice President (or, if there are two or more Vice Presidents, the senior in length of time in office and able to act) may perform all the duties of the President.

Section 6.8. Treasurer and Assistant Treasurers. The Trustees may, from time to time, designate and elect a Treasurer and one or more Assistant Treasurers. The Treasurer shall be the chief financial, principal financial and accounting officer of the Trust and shall have general charge of the finances and books of account of the Trust. Except as otherwise provided by the Trustees, he or she shall have general supervision of the funds and property of the Trust and of the performance by the custodian appointed pursuant to Section 3.1(v) of the Declaration of its duties with respect thereto. The Treasurer shall render a statement of condition of the finances of the Trust to the Trustees as often as they shall require the same and he or she shall in general perform all the duties incident to the office of the Treasurer and such other duties as from time to time may be assigned to him or her by the Trustees or the President.

Any Assistant Treasurer may perform such duties of the Treasurer as the Treasurer or the Trustees may assign. In the absence of the Treasurer, any Assistant Treasurer may perform all duties of the Treasurer.

Section 6.9. Chief Compliance Officer. The Trustees may, from time to time, designate and elect a Chief Compliance Officer. Subject to the ultimate control of the Trust by the Trustees, the Chief Compliance Officer of the Trust shall be responsible for the design, oversight and periodic review of the Trust’s procedures for compliance with applicable Federal securities laws. The designation, compensation and removal of the Chief Compliance Officer shall be subject to approval by the Trustees as contemplated by Rule 38a-1 under the Investment Company Act of 1940. The Chief Compliance Officer shall have other powers and perform such other duties as may be prescribed by the Trustees (collectively or by the Chair), the President or by these By-Laws.

Section 6.10. Secretary and Assistant Secretaries. The Trustees may, from time to time, designate and elect a Secretary and one or more Assistant Secretaries. The Secretary shall attend to the giving and serving of all notices of the Trust and shall record all proceedings of the meetings of the Shareholders and Trustees in one or more books to be kept for that purpose. He or she shall keep (or cause to be kept) in safe custody the seal of the Trust, and shall have charge of (or cause a service provider of the Trust to have charge of) the records of the Trust, including the register of Shares and such other books and papers as the Trustees may direct and such books, reports, certificates and other documents required by law to be kept, all of which shall at all reasonable times be open to inspection by any Trustee. He or she shall perform such other duties as appertain to his or her office or as may be required by the Trustees.

Any Assistant Secretary may perform such duties of the Secretary as the Secretary or the Trustees may assign, and, in the absence of the Secretary, he or she may perform all the duties of the Secretary.

Section 6.11. Subordinate Officers. The Trustees from time to time may appoint such other subordinate officers or agents as they may deem advisable, each of whom shall have such title, hold office for such period, have such authority and perform such duties as the Trustees may determine. The Trustees from time to time may delegate to one or more of the Chair of the Board, officers or agents the power to appoint any such subordinate officers or agents and to prescribe their respective rights, terms of office, authorities and duties.

ARTICLE VII

EXECUTION OF INSTRUMENTS; VOTING OF SECURITIES

Section 7.1. Execution of Instruments. All deeds, documents, transfers, contracts, agreements, requisitions, orders, promissory notes, assignments, endorsements, checks and drafts for the payment of money by the Trust, and any other instruments requiring execution either in the name of the Trust or the names of the Trustees or otherwise may be signed by the Chair, the President, a Vice President or the Secretary and by the Treasurer or an Assistant Treasurer, or as the Trustees may otherwise, from time to time, authorize. Any such authorization may be general or confined to specific instances.

Section 7.2. Voting of Securities. Unless otherwise ordered by the Trustees, the Chair, the President or any Vice President shall have full power and authority on behalf of the Trustees to attend and to act and to vote, or in the name of the Trustees to execute proxies to vote, at any meeting of stockholders of any company in which the Trust may hold stock. At any such meeting such person shall possess and may exercise (in person or by proxy) any and all rights, powers and privileges incident to the ownership of such stock. The Trustees may by resolution from time to time confer like powers upon any other person or persons.

ARTICLE VIII

FISCAL YEAR; ACCOUNTANTS

Section 8.1. Fiscal Year. The fiscal year of the Trust shall be established, re-established or changed from time-to-time by resolution of the Trustees.

Section 8.2. Accountants.

(a)          The Trustees shall employ a public accountant or a firm of independent public accountants as their accountant to examine the accounts of the Trust and to sign and certify at least annually financial statements filed by the Trust. The accountant’s certificates and reports shall be addressed both to the Trustees and to the Shareholders.

(b)          Any vacancy occurring due to the death or resignation of the accountant may be filled at a meeting called for the purpose by the vote, cast in person, of a majority of those Trustees who are not Interested Persons of the Trust.

ARTICLE IX

AMENDMENTS; COMPLIANCE WITH 1940 ACT

Section 9.1. Amendments. These By-Laws may be amended or repealed, in whole or in part, by a majority of the Trustees then in office at any meeting of the Trustees, or by one or more writings signed by such a majority. Whenever the Declaration of Trust or these By-Laws require delivery of a notice, demand or consent in writing, delivery of such notice or consent, an electronic transmission, as defined in the Delaware Act, is the equivalent of a writing. Whenever the Declaration of Trust or these By-Laws requires or permits a signature, the signature may be a manual, facsimile, or an electronic signature, as defined in the Delaware Act.

Section 9.2. Compliance with 1940 Act. No provision of these By-Laws shall be given effect to the extent inconsistent with the requirements of the 1940 Act.